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DYNAMIC DETAILS, INC. ANNOUNCES  FY 1999 RESULTS

ANAHEIM, CA (March 3, 2000)--Dynamic Details, Inc. ("DDi"), announced its financial results for its fiscal year and fourth quarter ended December 31, 1999. DDi is wholly owned by DDi Capital Corp., a subsidiary of DDi Corp.

We are a leading provider of time-critical, technologically advanced design, development and manufacturing services to original equipment manufacturers and electronics manufacturing service providers.

The following results include references to pro forma information. Information provided on this basis presents our results as if our merger with Dynamic Circuits, Inc. ("DCI") in July 1998 had occurred at the beginning of 1998. The pro forma information also excludes non-recurring charges incurred in connection with this merger.

FY 1999 RESULTS OF OPERATIONS
-----------------------------

DDi achieved record sales of $293 million in 1999, an increase of $118 million (67%) from 1998 sales of $175 million. Of this increase, $31 million resulted from internal sales growth. The balance resulted from the inclusion in 1999 of a full year of DCI sales. Revenue growth accelerated in the second half of 1999 as our production of more complex and larger panels increased average sales price per panel. On a pro forma basis, net sales increased by over 25% for the six months ended December 31, 1999 as compared to the corresponding six months in 1998.

For 1999, DDi achieved EBITDA (earnings before income taxes, depreciation, amortization and net interest expense) of $68.7 million, as adjusted to exclude 1999 fees of $1.1 million incurred under a management agreement with its majority-owner and certain non-cash charges, which is an increase of $23.3 million (51%) from $45.4 million in 1998. Of this increase, $6.8 million resulted from internal growth. The balance resulted from the inclusion in 1999 of a full year of DCI's EBITDA contribution. The adjusted EBITDA margin for 1999 was 24%, which is consistent with our 1998 margin, after giving effect to the DCI merger.

4TH QUARTER 1999 RESULTS OF OPERATIONS
--------------------------------------

Sales increased $19.6 (33%) to $78.7 million for the quarter ended December 31, 1999, from $59.1 million for the fourth quarter 1998. This increase resulted primarily from the production of more complex and larger panels in 1999, coupled with the decline in global demand in late 1998 caused by the Asian financial crisis.

For the quarter ended December 31, 1999, DDi achieved EBITDA of $18.9 million, as adjusted to exclude 1999 fees incurred under its management agreement of $0.3 million and certain non-cash charges in such period, which is an increase of $8.3 million (78%) from $10.6 million for the fourth quarter 1998. The adjusted EBITDA margin for the quarter ended December 31, 1999 was 24% of sales, improving from an 18% margin in the fourth quarter 1998. These improvements are due to the higher level of sales, which improved operating leverage.
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RECENT DEVELOPMENTS
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In December 1999, we implemented a plan to consolidate our Colorado operations into our Texas facility and to close our Colorado facility. The consolidation and closure is anticipated to be substantially complete by March 31, 2000. We are currently serving the majority of the customers who were served by our Colorado facility out of our Texas facility. By combining the Texas and Colorado operations, we are eliminating lower-margin product lines and decreasing our overhead costs, and expect to gain efficiency through better capital utilization and streamlined management.

In conjunction with the consolidation of our Colorado operations into our Texas facility and the closure of the Colorado facility, we recorded a charge of $7.0 million in the fourth quarter of 1999. The charge consists of $4.5 million for severance and other exit costs and $2.5 million related to the impairment of net property, plant and equipment. The impact of this charge is excluded from adjusted EBITDA, as reported above.


This press release contains information about future expectations, plans and prospects that may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results or developments may differ materially from those projected or implied in the forward-looking statements. More information about the risks and challenges faced by DDi and its parent companies, DDi Capital Corp. and DDi. Corp., is contained in the Securities Exchange Commission filings made by each of these entities. The 1999 financial statements for DDi Corp. are contained within DDi Corp.'s Amendment No. 1 to its Registration Statement on Form S-1 filed by us with the Securities Exchange Commission.


Contact: Dynamic Details, Inc., Anaheim, CA   Joseph P. Gisch, CFO  714-688-7200